Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS STRONG THIRD QUARTER 2020 RESULTS

Revenues Increased 29% Year-over-Year

Earnings Per Share Increased 223% Year-over-Year

Brooklyn, NY – October 27, 2020 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported net income to common stockholders of $14.0 million for the quarter ended September 30, 2020, or $0.42 per diluted common share, compared with net income to common stockholders of $11.8 million for the quarter ended June 30, 2020, or $0.35 per diluted common share, and net income to common stockholders of $4.7 million for the quarter ended September 30, 2019, or $0.13 per diluted common share.

Excluding the pre-tax impact of $0.8 million of merger related expenses and $0.2 million of income from gain on sale of securities, earnings per share (“EPS”) for the quarter ended September 30, 2020 would have been $0.44 per diluted share.

Mr. Kenneth J. Mahon, Chief Executive Officer (“CEO”) of the Company, stated, “Third quarter of 2020 EPS of $0.44 (on a core basis) represents a record for Dime in our history as a publicly traded company.  We had solid growth in our loan portfolio and continued net interest margin expansion. In addition, expenses remained well controlled and non-performing assets declined. Our earnings profile and robust capital base helps position us well to serve our customers and communities, our employees and investors. Our merger integration teams are making good progress on the previously announced transaction with Bridge Bancorp, Inc. We are well on our way to create a foundational franchise that has the opportunity to become one of the elite regional bank competitors in New York and on Long Island.”

Highlights for the Third Quarter of 2020 Included:

•	Linked quarter net interest margin (“NIM”) expansion of 6 basis points primarily driven by a 28 basis point linked quarter decrease in the cost of deposits;
•
Strong growth in checking account balances. Compared to the third quarter of 2019, the sum of average non-interest-bearing checking account balances and average interest-bearing checking account balances for the third quarter of 2020 increased by 61.1% to $894.1 million;

•	The efficiency ratio declined to 49.0% in the third quarter of 2020;
•
Total non-interest income increased by 83% on a year-over-year basis to $6.1 million, driven by $1.5 million of customer-related loan level swap income, $0.8 million of income from the sale of Small Business Administration (“SBA”) loans, and $0.6 million from the sale of residential mortgage loans;

•
Capital levels remain strong; our tangible equity to tangible assets ratio was 9.73% at September 30, 2020 (see “Non-GAAP Reconciliation” tables at the end of this news release). Excluding the impact of SBA Paycheck Protection Program (“PPP”) loans, the ratio would have been 10.22%; and

•	Non-performing assets declined by 19.2% on a linked quarter basis and represent only 0.19% of total assets.

Loans with Payment Deferrals

The Company is seeing positive trends as an increasing number of loans exit deferment.

As of September 30, 2020, Principal and Interest (“P&I”) deferrals decreased to $272.0 million or 4.9% of the total loan portfolio. Furthermore, an additional 1.1% of our portfolio is currently comprised of loans that are paying full interest and escrow, and only deferring principal payments.

($ in millions)	As of September 30, 2020
	Total Loan Portfolio		P&I Deferrals
	Balance	LTV	Balance	% of Loan Category	LTV
One-to-four family and coop/condo	$184.8	51.9%	$8.8	4.7%	55.2%
Multifamily residential and residential mixed-use	2,915.0	51.7	192.3	6.6	60.5
Commercial mixed-use	362.0	46.4	16.1	4.4	51.4

Pure commercial real estate (“CRE”):
Retail	309.7	53.4	13.4	4.3	65.8
Office	322.1	61.1	10.5	3.3	56.7
Hotels	171.4	65.7	-	-	-
Warehouse	134.3	64.6	-	-	-
Single Tenant	80.8	45.4	8.9	11.1	50.9
Shopping Center	79.7	43.3	-	-	-
Industrial	65.1	60.9	-	-	-
All Other	147.8	56.1	10.1	6.8	43.5
Total Pure CRE	1,310.9	56.6	42.9	3.3	55.2

Acquisition, Development, and Construction	151.9	n/a	-	-	-
					-
Commercial and industrial (“C&I”)	650.0	n/a	12.0	1.9	n/a
Other Loans	1.4	n/a	-	-	-

Total	$5,576.0		$272.0	4.9%

Note: Loan balances exclude deferred fees and costs.

As of September 30, 2020, the Company had 15 loans aggregating $25.6 million to restaurants. As of September 30, 2020, there were no loans with P&I deferrals to restaurants. The Company does not have any exposure to the energy industry, airline industry, leveraged lending, shared national credits, credits card loans, or auto loans.

Mr. Mahon commented, “We are encouraged by the positive trends we are seeing across our loan portfolio. The multigenerational nature of our multifamily borrower base, coupled with the low loan-to-value (“LTV”) nature of our multifamily portfolio (weighted average LTV of approximately 51.7% at September 30, 2020) and our capital strength and earnings profile provides me confidence in our prospects.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the third quarter of 2020 was $44.9 million, an increase of $1.4 million (3.2%) from the second quarter of 2020 and an increase of $8.7 million (24.2%) from the third quarter of 2019. The table below provides a reconciliation of the reported NIM and the NIM excluding the impact of loan prepayment fees.

($ in millions)	Q3 2020	Q2 2020	Q3 2019
NIM	2.92%	2.86%	2.34%
Net Interest Income	$44,944	$43,556	$36,196
Income from Loan Prepayment Activity	$524	$1,737	$830
Net Interest Income Excluding Prepayment Fee Income	$44,399	$41,819	$35,366
NIM, Excluding Prepayment Fee	2.88%	2.75%	2.28%

Mr. Mahon commented, “Our NIM (excluding the impact of prepayment fees) has now increased for eight consecutive quarters. Our successful business model transformation (from thrift to commercial bank) continues to produce the expected trends on NIM.”

Average interest-earning assets were $6.16 billion for the third quarter of 2020, a 4.8% (annualized) increase from $6.09 billion for the second quarter of 2020, and a 0.4% decrease from $6.19 billion for the third quarter of 2019. For the third quarter of 2020, the average yield on interest-earning assets was 3.72%, a decrease of 13 basis points compared with the second quarter of 2020, and a decrease of 17 basis points compared to the third quarter of 2019.  The linked quarter decline in yield was primarily attributable to a decline in income from loan prepayment activity.

The ending weighted average rate (“WAR”) on the total loan portfolio was 3.76% at September 30, 2020, a one basis point decline compared to the ending WAR on the total loan portfolio at June 30, 2020, and a 26 basis point decrease versus the ending WAR on the total loan portfolio at September 30, 2019. The WAR on the total loan portfolio as of September 30, 2020 was negatively impacted by PPP loans ($318.6 million of loans at September 30, 2020). Excluding the impact of PPP loans, the WAR on the loan portfolio was 3.94% at September 30, 2020, compared to 3.94% at June 30, 2020, and 4.02% at September 30, 2019.

The average cost of borrowed funds (which primarily consist of Federal Home Loan Bank advances) was 1.98% for the third quarter of 2020, a decrease of 2 basis points versus the second quarter of 2020, and a decrease of 41 basis points versus the third quarter of 2019.

Loans

The real estate loan portfolio increased by $122.1 million (10.2% annualized) during the third quarter of 2020. Total real estate loan originations were $277.7 million during the third quarter of 2020, at a weighted average interest rate of 3.53%. Real estate loan amortization and satisfactions totaled $113.9 million, or 9.4% (annualized) of the portfolio balance, at an average rate of 3.65%. The annualized real estate loan payoff rate of 9.4% for the third quarter of 2020 was lower than both the second quarter of 2020 (23.1% annualized) and the third quarter of 2019 (15.1% annualized).

Average real estate loans were $4.87 billion in the third quarter of 2020, flat compared to the second quarter of 2020, and a decrease of $314.2 million (6.1%) from the third quarter of 2019.

Average C&I loans were $643.4 million in the third quarter of 2020 (including average SBA PPP loans of $316.7 million), an increase of $124.4 million (95.9% annualized) from the second quarter of 2020, and an increase of $330.9 million (105.9%) from the third quarter of 2019.

Outlined below are the loan originations for the current quarter, linked quarter and prior year quarter.

($s in millions)	Originations/ Weighted Average Rate
	Q3 2020	Q2 2020	Q3 2019
Real Estate Originations	$277.7/3.53%	$208.8/2.91%	$166.0/4.93%
C&I Originations	$41.2/4.93%	$15.0/4.19%	$26.5/6.07%
SBA PPP Originations	$7.1/1.00%	$319.4/1.00%	n/a

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits. Mr. Mahon commented, “Importantly, we continue to improve the quality of our deposit base, as evidenced by the non-interest- bearing deposits to total deposits ratio increasing to approximately 15.1% at September 30, 2020, compared to 9.5% at September 30, 2019.”

Total deposits decreased by $65.9 million on a linked quarter basis to $4.37 billion at September 30, 2020. Mr. Mahon commented, “The decrease in total deposits was due to pro-active downward pricing adjustments on certain higher-cost deposit segments. We remain steadfast in our commitment to grow lower cost relationship based deposits.”

The cost of total deposits for the quarter ended September 30, 2020 decreased 28 basis points on a linked quarter basis. As of September 30, 2020, the Company had $483.3 million of certificates of deposits, with a weighted average rate of 1.03%, that were set to mature during the fourth quarter of 2020. Mr. Mahon commented, “Given the repricing opportunity for certificates of deposits in the fourth quarter of 2020, we expect our deposit costs to continue trending downwards.”

Total borrowings (excluding subordinated debt securities) increased to $1.20 billion at September 30, 2020, compared to $1.02 billion at the second quarter of 2020, and $1.20 billion at the third quarter of 2019.

Non-Interest Income

Non-interest income was $6.1 million during the third quarter of 2020, $8.4 million during the second quarter of 2020, and $3.4 million during the third quarter of 2019. Excluding gains and losses on equity securities and from sales of securities and other assets, non-interest income was $5.8 million during the third quarter of 2020 compared to $4.8 million during the second quarter of 2020 and $3.3 million during the third quarter of 2019.

Mr. Mahon commented, “Our commercial bank operation continues to produce the desired results on fee income growth, especially as it relates to gaining significant traction with our commercial customers on interest rate swap products. In addition, our business line diversification into SBA and residential lending produced strong gain-on-sale revenue.”

Non-Interest Expense Remains Well Controlled

Total non-interest expense was $24.9 million during the third quarter of 2020, $29.3 million during the second quarter of 2020, and $22.8 million during the third quarter of 2019. Excluding the impact of severance and merger-related expenses, non-interest expense was $24.1 million during the third quarter of 2020, $24.3 million during the second quarter of 2020, and $22.8 million during the third quarter of 2019.

The ratio of non-interest expense to average assets was 1.53% during the third quarter of 2020, compared to 1.84% during the linked quarter and 1.41% for the third quarter of 2019. Excluding the impact of severance and merger-related expenses, the ratio of non-interest expense to average assets was 1.48% during the third quarter of 2020, compared to 1.52% during the linked quarter and 1.41% for the third quarter of 2019.

The efficiency ratio was 49.0% during the third quarter of 2020, compared to 60.7% during the linked quarter and 57.7% during the third quarter of 2019. Excluding the impact of severance and merger-related expenses and gain on sale of securities, the efficiency ratio was 47.5% during the third quarter of 2020, compared to 50.3% during the linked quarter and 57.7% during the third quarter of 2019.

Income Tax Expense

The reported effective tax rate for the third quarter of 2020 was 21.9%, compared to 21.6% for the second quarter of 2020, and 15.3% for the third quarter of 2019.

Credit Quality

Non-performing loans at September 30, 2020 declined to $12.4 million, or 0.22% of total loans, compared to $15.4 million, or 0.28% of total loans, at June 30, 2020.

Under Section 4014 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), financial institutions had the option to delay the adoption of the Current Expected Credit Loss (“CECL”) framework until the earlier of December 31, 2020 or when the national emergency is lifted. The Bank elected to defer adoption of CECL and is utilizing its existing incurred loss framework.

A loan loss provision of $5.9 million was recorded during the third quarter of 2020, compared to a loan loss provision of $6.1 million during the second quarter of 2020, and a loan loss provision of $11.2 million during the third quarter of 2019. The $5.9 million provision for the third quarter of 2020 was primarily associated with an increase in the general loan loss reserve due to the adjustment of qualitative factors tied to the Bank’s existing incurred loss framework, to account for the effects of the COVID-19 pandemic and related economic disruption.

The allowance for loan losses was 0.87% of total loans at September 30, 2020 as compared to 0.78% of total loans at June 30, 2020. Excluding $318.6 million of PPP loans, the ratio of allowance for losses to total loans at September 30, 2020 would have been 0.92%.

At September 30, 2020, non-performing assets represented 2.1% of the sum of tangible equity plus the allowance for loan losses and reserve for contingent liabilities (see “Problem Assets as a Percentage of Tangible Equity and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).

Capital Management

The Company’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements. At September 30, 2020, the Consolidated Tier 1 capital to average assets (“leverage ratio”) was 10.10%, while the Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 13.02% and 16.30%, respectively.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.  At September 30, 2020, the Bank’s leverage ratio was 9.97%, while the Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.88% and 13.87%, respectively.

Mr. Mahon commented, “Excluding the impact of the PPP loans, our tangible equity to tangible assets ratio would have been 10.22% at September 30, 2020; this is well above the previously communicated 9.25% minimum target for this ratio that we disclosed during our first quarter earnings call.”

Diluted earnings per common share of $0.42 exceeded the quarterly $0.14 cash dividend per share by 200.0% during the third quarter of 2020, equating to a 33.3% dividend payout ratio.

Book value per common share increased to $17.48 and tangible common book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) increased to $15.79 at September 30, 2020.

Earnings Call Information

The Company will conduct a conference call at 8:00 a.m. (ET) on October 28, 2020, during which Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s third quarter performance, with a Q&A session to follow. Dial-in information for the live call is 1-888-348-2672. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom201028.html. Dial-in information for the replay is 1-877-344-7529 using access code #10148582. Replay will be available October 28, 2020 (10:00 a.m.) through November 4, 2020 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.62 billion in consolidated assets as of September 30, 2020. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime’s website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These include statements regarding the proposed merger of the Company with Bridge Bancorp, Inc. (the “Merger”).  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company’s financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates;  litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates; we may incur unexpected expenses and delays related to the Merger; or we may be unable to obtain regulatory approvals or satisfy other closing conditions required to complete the Merger. Further, given its ongoing and dynamic nature, it is difficult to predict what effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch closures, work stoppages and unavailability of personnel; and increased cybersecurity risks, as employees increasingly work remotely.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	September 30, 2020	June 30, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$147,283	$117,013	$155,488
Mortgage-backed securities available-for-sale, at fair value	443,824	464,279	502,464
Investment securities available-for-sale, at fair value	81,773	77,728	48,531
Marketable equity securities, at fair value	5,759	5,707	5,894
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	186,975	182,264	148,429
Multifamily residential and residential mixed-use (1)(2)	2,919,186	2,988,511	3,385,375
Commercial real estate and commercial mixed-use	1,675,488	1,504,020	1,350,185
Acquisition, development, and construction (“ADC”)	151,866	136,606	118,365
Total real estate loans	4,933,515	4,811,401	5,002,354
Commercial and industrial (“C&I”)	323,972	321,009	336,412
Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans	318,568	310,509	-
Other loans	1,448	1,463	1,772
Allowance for credit losses	(48,492)	(42,492)	(28,441)
Total loans, net	5,529,011	5,401,890	5,312,097
Premises and fixed assets, net	20,539	21,423	21,692
Premises held for sale	-	-	514
Loans held for sale	2,625	1,794	500
Federal Home Loan Bank of New York (“FHLBNY”) capital stock	57,305	52,305	56,019
Bank Owned Life Insurance (“BOLI”)	155,068	154,036	114,257
Goodwill	55,638	55,638	55,638
Operating lease assets	35,503	36,813	37,858
Derivative assets	19,845	18,475	2,443
Accrued Interest Receivable	33,774	27,506	18,891
Other assets	31,444	32,914	22,174
TOTAL ASSETS	$6,619,391	$6,467,521	$6,354,460
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Non-interest-bearing checking	$658,297	$664,323	$478,549
Interest-bearing checking	244,696	231,201	151,491
Savings	403,262	406,771	374,265
Money Market	1,708,757	1,742,563	1,705,451
Sub-total	3,015,012	3,044,858	2,709,756
Certificates of deposit	1,357,510	1,393,554	1,572,869
Total Due to Depositors	4,372,522	4,438,412	4,282,625
Escrow and other deposits	119,626	87,646	76,481
FHLBNY advances	1,128,400	1,017,300	1,092,250
Subordinated notes payable, net	114,016	113,979	113,906
Other borrowings	70,000	5,000	110,000
Operating lease liabilities	41,314	42,733	44,098
Derivative liabilities	47,955	48,979	9,080
Other liabilities	31,400	31,929	29,262
TOTAL LIABILITIES	5,925,233	5,785,978	5,757,702
STOCKHOLDERS’ EQUITY:
Preferred stock, Series A ($0.01 par, $25.00 liquidation value, 9,000,000 shares authorized, 5,299,200 shares issued and outstanding at September 30, 2020 and June 30, 2020, and none issued or outstanding at December 31, 2019)	116,569	116,569	-
Common stock ($0.01 par, 125,000,000 shares authorized, 53,724,233 shares, 53,724,233 shares and 53,721,189 shares issued at September 30, 2020, June 30, 2020, and December 31, 2019, respectively, and 33,049,822 shares, 33,089,585 shares and 35,154,642 shares outstanding at September 30, 2020, June 30, 2020, and December 31, 2019, respectively)	537	537	537
Additional paid-in capital	278,580	278,581	279,322
Retained earnings	601,913	592,497	581,817
Accumulated other comprehensive loss, net of deferred taxes	(11,539)	(14,403)	(5,940)
Unearned equity awards	(6,695)	(7,549)	(6,731)
Common Stock held by the Benefit Maintenance Plan	(1,496)	(1,496)	(1,496)
Treasury stock, at cost (20,674,411 shares, 20,634,648 shares and 18,566,547 shares at September 30, 2020, June 30, 2020 and December 31, 2019, respectively)	(283,711)	(283,193)	(250,751)
TOTAL STOCKHOLDERS’ EQUITY	694,158	681,543	596,758
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,619,391	$6,467,521	$6,354,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Loans secured by real estate	$47,482	$49,058	$50,732	$146,657	$150,720
Commercial and industrial (“C&I”) loans	5,752	5,071	4,442	14,868	12,012
Other loans	11	13	18	39	54
Mortgage-backed securities	2,707	3,064	2,973	9,076	9,131
Investment securities	715	582	626	1,718	1,616
Other short-term investments	729	846	1,488	2,577	4,392
Total interest income	57,396	58,634	60,279	174,935	177,925
Interest expense:
Deposits and escrow	6,672	9,700	16,582	28,298	47,870
Borrowed funds	5,780	5,378	7,501	17,613	22,031
Total interest expense	12,452	15,078	24,083	45,911	69,901
Net interest income	44,944	43,556	36,196	129,024	108,024
Provision for loan losses	5,931	6,060	11,228	20,003	11,100
Net interest income after provision for loan losses	39,013	37,496	24,968	109,021	96,924

Non-interest income:
Service charges and other fees	1,632	1,083	1,780	3,918	4,143
Mortgage banking income, net	71	52	77	189	206
Gain on equity securities	175	436	14	139	430
Gain (loss) on sale of securities and other assets	215	3,134	66	3,357	(67)
Gain on sale of loans	1,425	206	443	1,946	1,037
Income from BOLI	1,033	911	723	3,831	2,124
Loan level derivative income	1,544	2,494	197	5,201	488
Other	54	70	61	190	180
Total non-interest income	6,149	8,386	3,361	18,771	8,541
Non-interest expense:
Salaries and employee benefits	13,512	14,719	12,948	43,077	36,893
Severance pay	-	3,930	-	4,000	-
Stock benefit plan compensation expense	804	478	574	1,953	1,349
Occupancy and equipment	4,046	3,959	3,970	12,061	11,666
Data processing costs	2,146	2,007	1,803	6,177	5,777
Marketing	134	136	466	667	1,397
Federal deposit insurance premiums	761	529	(506)	1,767	534
Merger expenses	769	1,072	-	2,427	-
Other	2,681	2,516	3,519	8,110	9,506
Total non-interest expense	24,853	29,346	22,774	80,239	67,122

Income before taxes	20,309	16,536	5,555	47,553	38,343
Income tax expense	4,441	3,570	850	10,327	9,102

Net income	15,868	12,966	4,705	37,226	29,241
Preferred stock dividends	1,822	1,140	-	2,962	-
Net income available to common stockholders	$14,046	$11,826	$4,705	$34,264	$29,241

Earnings per Common Share (“EPS”):
Basic	$0.43	$0.36	$0.13	$1.02	$0.81
Diluted	$0.42	$0.35	$0.13	$1.01	$0.81

Average common shares outstanding for Diluted EPS	32,907,696	33,243,700	35,769,461	33,628,210	35,866,059

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
 UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Per Share Data:
Reported EPS (Diluted)	$0.42	$0.35	$0.13	$1.01	$0.81
Cash dividends paid per common share	0.14	0.14	0.14	0.42	0.42
Book value per common share	17.48	17.07	16.94	17.48	16.94
Tangible common book value per share (1)	15.79	15.39	15.39	15.79	15.39
Dividend payout ratio	33.33%	40.00%	107.69%	41.58%	51.85%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.98%	0.81%	0.29%	0.78%	0.61%
Return on average equity	9.22	7.96	3.08	7.59	6.42%
Return on average tangible equity (1)	10.03	8.71	3.39	8.27	7.07%
Return on average tangible common equity (1)	10.88	9.23	3.39	8.76	7.07%
Net interest spread	2.72	2.61	2.07	2.53	2.06%
Net interest margin	2.92	2.86	2.34	2.79	2.34%
Average interest-earning assets to average interest-bearing liabilities	125.10	124.97	118.38	123.68	118.70%
Non-interest expense to average assets	1.53	1.84	1.41	1.68	1.40%
Efficiency ratio	49.02	60.67	57.69	55.61	57.76%
Loan-to-deposit ratio at end of period	127.56	122.67	124.86	127.56	124.86%
CRE consolidated concentration ratio (2)	545.10	544.90	678.90	545.10	678.90%
Effective tax rate	21.87	21.59	15.30	21.72	23.74%

Average Balance Data:
Average assets	$6,492,173	$6,389,768	$6,446,382	$6,363,767	$6,400,652
Average interest-earning assets	6,164,452	6,091,545	6,191,299	6,069,114	6,145,701
Average loans	5,519,607	5,387,839	5,503,233	5,397,425	5,480,330
Average deposits	4,421,090	4,413,182	4,416,143	4,337,594	4,378,729
Average equity	688,396	651,319	610,487	654,104	607,238
Average tangible equity (1)	632,758	595,681	554,849	600,048	551,600
Average tangible common equity (1)	516,189	512,371	554,849	521,385	551,600

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$12,424	$15,383	$16,378	$12,424	$16,378
Non-performing assets	12,424	15,383	16,378	12,424	16,378
Loans delinquent 30 to 89 days at period end	16,826	6,278	139	16,826	139
Net (recoveries) charge-offs	(69)	31	5,068	(48)	5,588
Non-performing assets/ Total assets	0.19%	0.24%	0.25%	0.19%	0.25%
Non-performing loans/ Total loans	0.22	0.28	0.30	0.22	0.30
Allowance for loan loss/ Total loans	0.87	0.78	0.50	0.87	0.50
Allowance for loan loss/ Non-performing loans	390.31	276.23	166.65	390.31	166.65

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	7.95%	7.94%	8.69%	7.95%	8.69%
Tangible equity to tangible assets (1)	9.73	9.76	8.69	9.73	8.69
Tier 1 common equity ratio	10.69	10.69	10.62	10.69	10.62
Tier 1 risk-based capital ratio	13.02	13.07	10.62	13.02	10.62
Total risk-based capital ratio	16.30	16.29	13.33	16.30	13.33
Tier 1 leverage ratio	10.10	10.11	8.76	10.10	8.76

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.88%	12.97%	11.86%	12.88%	11.86%
Tier 1 risk-based capital ratio	12.88	12.97	11.86	12.88	11.86
Total risk-based capital ratio	13.87	13.85	12.38	13.87	12.38
Tier 1 leverage ratio	9.97	9.98	9.81	9.97	9.81

(1)
See “Non-GAAP Reconciliation” table for reconciliation of tangible equity, tangible common equity, and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.

(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$4,874,780	$47,482	3.90%	$4,867,970	$49,058	4.03%	$5,188,967	$50,732	3.91%
Commercial and industrial loans	643,383	5,752	3.58	518,999	5,071	3.91	312,472	4,442	5.69
Other loans	1,444	11	3.16	870	13	5.98	1,794	18	4.01
Mortgage-backed securities	435,920	2,707	2.48	468,705	3,064	2.61	432,071	2,973	2.75
Investment securities	78,405	715	3.65	65,155	582	3.57	74,349	626	3.37
Other short-term investments	130,520	729	2.23	169,846	846	1.99	181,646	1,488	3.28
Total interest-earning assets	6,164,452	57,396	3.72%	6,091,545	58,634	3.85%	6,191,299	60,279	3.89%
Non-interest-earning assets	327,721			298,223			255,083
Total assets	$6,492,173			$6,389,768			$6,446,382

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$241,248	$186	0.31%	$222,694	$212	0.38%	$125,310	$56	0.18%
Money market accounts	1,696,297	1,858	0.44	1,656,394	2,495	0.61	1,845,594	6,883	1.48
Savings accounts	405,582	170	0.17	404,389	305	0.30	341,170	158	0.18
Certificates of deposit	1,425,083	4,458	1.24	1,511,598	6,688	1.78	1,674,478	9,485	2.25
Total interest-bearing deposits	3,768,210	6,672	0.70	3,795,075	9,700	1.03	3,986,552	16,582	1.65
FHLBNY advances	1,040,127	4,448	1.70	962,657	4,047	1.69	1,127,379	6,159	2.17
Subordinated notes payable, net	113,992	1,330	4.64	113,955	1,330	4.69	113,845	1,330	4.64
Other borrowings	5,283	2	0.12	2,747	1	0.15	2,337	12	1.99
Borrowed Funds	1,159,402	5,780	1.98	1,079,359	5,378	2.00	1,243,561	7,501	2.39
Total interest-bearing liabilities	4,927,612	12,452	1.01%	4,874,434	15,078	1.24%	5,230,113	24,083	1.83%
Non-interest-bearing checking accounts	652,880			618,107			429,591
Other non-interest-bearing liabilities	223,285			245,908			176,191
Total liabilities	5,803,777			5,738,449			5,835,895
Stockholders’ equity	688,396			651,319			610,487
Total liabilities and stockholders’ equity	$6,492,173			$6,389,768			$6,446,382
Net interest income		$44,944			$43,556			$36,196
Net interest spread			2.72%			2.61%			2.07%
Net interest-earning assets	$1,236,839			$1,217,111			$961,186
Net interest margin			2.92%			2.86%			2.34%
Ratio of interest-earning assets to interest-bearing liabilities		125.10%			124.97%			118.38%

Deposits (including non-interest-bearing checking accounts)	$4,421,090	$6,672	0.60%	$4,413,182	$9,700	0.88%	$4,416,143	$16,582	1.49%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES (“WAR”) (1)
(Dollars in thousands)

	At September 30, 2020		At June 30, 2020		At September 30, 2019
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$186,975	3.97%	$182,264	3.98%	$134,361	4.38%
Multifamily residential and residential mixed-use (2)(3)	2,919,186	3.77	2,988,511	3.77	3,608,156	3.72
Commercial real estate and commercial mixed-use	1,675,488	4.00	1,504,020	4.06	1,333,763	4.31
Acquisition, development, and construction (“ADC”)	151,866	5.04	136,606	5.08	95,767	6.00
Total real estate loans	4,933,515	3.90	4,811,401	3.91	5,172,047	3.93
Commercial and industrial (“C&I”)	323,972	4.49	321,009	4.39	309,593	5.46
Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans	318,568	1.00	310,509	1.00	-	-
Total	$5,576,055	3.76%	$5,442,919	3.77%	$5,481,640	4.02%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS (“TDRs”)
(Dollars in thousands)

	At September 30, 2020	At June 30, 2020	At September 30, 2019
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$867	$819	$1,161
Multifamily residential and residential mixed-use (1)(2)	1,213	1,377	153
Commercial real estate and commercial mixed-use real estate (2)	47	3,003	63
C&I	10,287	10,176	15,000
Other	10	8	1
Total Non-Performing Loans (3)	$12,424	$15,383	$16,378
Total Non-Performing Assets	$12,424	$15,383	$16,378

Performing TDR Loans
One-to-four family and cooperative/condominium apartment	$-	$-	$9
Total Performing TDRs	$-	$-	$9

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES
(Dollars in thousands)

	At September 30, 2020	At June 30, 2020	At September 30, 2019
Total Non-Performing Assets	$12,424	$15,383	$16,378
Loans 90 days or more past due on accrual status (4)	1,939	3,691	380
TOTAL PROBLEM ASSETS	$14,363	$19,074	$16,758

Tangible equity (5)	$638,520	$625,905	$553,266
Allowance for loan losses and reserves for contingent liabilities	48,517	42,517	27,319
TANGIBLE EQUITY PLUS RESERVES	$687,037	$668,422	$580,585

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES	2.1%	2.9%	2.9%

(4)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(5)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Reconciliation of Reported and Adjusted (“non-GAAP”) Net Income:
Reported net income	$15,868	$12,966	$4,705	$37,226	$29,241
Adjustments to net income, net of tax (1):
Add: Merger expenses (2)	617	879	-	1,994	-
Add: Severance	-	2,686	-	2,734	-
Less: Loss (Gain) on sale of securities	(147)	(2,142)	(45)	(2,294)	46
Adjusted (“non-GAAP”) net income	$16,338	$14,389	$4,660	$39,660	$29,287

Adjusted Ratios (Based upon “non-GAAP Net Income” as calculated above):
Adjusted EPS (Diluted)	$0.44	$0.40	$0.13	$1.09	$0.82
Adjusted return on average assets	1.01%	0.90%	0.29%	0.83%	0.61%
Adjusted return on average equity	9.49	8.84	3.05	8.08	6.43
Adjusted return on average tangible equity	10.33	9.66	3.36	8.81	7.08
Adjusted return on average tangible common equity	11.25	10.34	3.36	9.38	7.08
Adjusted non-interest expense to average assets	1.48	1.52	1.41	1.55	1.40
Adjusted efficiency ratio	47.50	50.33	57.69	51.15	57.76

	September 30, 2020	June 30, 2020	September 30, 2019
Reconciliation of Tangible Assets:
Total assets	$6,619,391	$6,467,521	$6,425,335
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,563,753	$6,411,883	$6,369,697

Reconciliation of Tangible Common Equity - Consolidated:
Total stockholders’ equity	$694,158	$681,543	$608,904
Less:
Goodwill	55,638	55,638	55,638
Tangible equity	638,520	625,905	553,266

Less:
Preferred Stock, net	116,569	116,569	-
Tangible common equity	$521,951	$509,336	$553,266

(1)	Adjustments to net income are taxed at the Company’s statutory tax rate of approximately 32% unless otherwise noted.
(2)	Certain merger expenses are non-taxable expense.